Exhibit 10.31

[SiteOne Landscape Supply Letterhead]

[Insert date]

Mr./ Mrs. [insert name]

Dear [insert first name]:

It is with pleasure that I invite you to become a part of the SiteOne Landscape Supply team as [insert position]. You are joining our company at an exciting time and, in your role, you will have a significant impact on our future performance and growth.

At SiteOne Landscape Supply we aim to achieve excellence for all of our stakeholders—employees, customers, suppliers, shareholders and community. We are excited about the prospect of you joining us in this mission—and having fun winning together!

Total Rewards at SiteOne Landscape Supply

SiteOne Landscape Supply offers a rich Total Rewards package which includes compensation, competitive benefits, and a robust professional development environment. Total Rewards consists of pay elements as well as non-pay elements that make up your SiteOne experience.

Below is an outline of some of the Total Rewards offered at SiteOne Landscape Supply.

Compensation

Your starting base salary will be $[        ] per week, equating to $[        ] on an annual basis. Your base salary will be reviewed annually beginning [        ] during the annual merit process. Pay periods are from Monday through Sunday, with the pay date scheduled for the following Friday.

[Signing Bonus

You will receive a signing bonus of $[        ] less applicable taxes, payable within two weeks of hire. The Repayment Agreement governing this bonus is enclosed and must be signed as a condition of receiving the bonus.]1

Short-term Incentive

Your annual short-term incentive target with be [    ]% of annual base salary and based on both financial targets for the year and progress on key initiatives and subjective areas. You will have the opportunity to earn up to [    ]% of annual base salary with exceptional company and personal performance for the year.

[1]	A signing bonus is included in select offer letters.

[As you are coming on board with much of the year behind us, we will guarantee you a short-term incentive payout of at least target for [        ]. Note that this is a one-time benefit aimed at keeping you whole during your transition to SiteOne Landscape Supply.]2

Management Equity Offering

You are eligible to participate in the Management Equity Offering with the purchase [        ] shares of common stock of CD&R Landscapes Parent, Inc. at the purchase price approved by the Board of Directors. In addition to your stock purchase, you will be granted [        ] share options at the strike price as approved by the Board.

Health Care Benefits

You have two health care benefit options from which to choose: CarePlus and CarePlusMAX. The health plan provides comprehensive coverage for medical services and prescription drugs, once the deductible is met. Vision coverage is included. Dental coverage is available as a separate election. The company pays a majority of the premium, and employees also pay a portion. Your health care coverage will be effective the first of the month following your start date, provided you elect coverage at the time of hire.

By enrolling in either CarePlus or CarePlusMAX, IRS defined qualified high deductible health plans, you may be eligible to set up a Health Savings Account (HSA). An HSA allows you to set aside pre-tax money to pay for your current health care costs, or save for future eligible health care expenses. The company makes a contribution to the HSA, and you can also make voluntary pre-tax contributions to your HSA. An HSA is a great way to save for future and retirement health care needs on a tax-advantaged basis. The company does not provide subsidized retirement health care benefits but you will have access to purchase health insurance coverage at full cost.

Saving for Retirement

You are immediately eligible to participate in the Savings Investment Plan. Your deferral will be invested in the BlackRock LifePath Index Target Date Fund closest to your 65th birthday. You may defer any amount up to the maximum allowed by law, and the company will match 120% of the first 2% you contribute and then 40% on the next 4% you contribute equating to a total of 4%.

Employee Development

SiteOne Landscape Supply is an exciting place to continuously grow professionally. Formal and informal training and development opportunities are offered. There is also a career development process for employees to drive their careers. And, coaching and mentoring are available for employees to enhance their performance.

[2]	A guaranteed bonus for the first year of employment is included in select offer letters.

Additional Benefits

Paid Time Off (PTO)

You will accrue [        ] hours of PTO each weekly pay period of active employment. In addition your PTO account will be immediately seeded with [        ] PTO hours. Paid Time Off hours may be utilized used for your personal leave needs such as illness, vacation, family situations and other personal needs. PTO may be accrued up to 240 hours (30 days), and PTO in excess of 30 days will be forfeited.

Holidays

We have eight paid holidays annually at the present time to include: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday following Thanksgiving, Christmas Eve and Christmas Day.

Life Insurance

While employed by the Company, you will be entitled to participate in the Company’s group life insurance, as well as the Optional Life Insurance Program. You will automatically be provided with term life insurance of 100% of your annual salary and will also have an option to purchase increased coverage up to an additional 500% of your salary.

Disability Insurance

You are entitled to participate in the Company’s group short and long term disability programs at no cost. Short-term disability coverage provides 65% of your pay for up to twelve (12) months. Long-term disability coverage provides 60% of your pay.

Employee Purchase Program

You are also eligible to purchase products from SiteOne Landscape Supply for personal use at 10% above cost.

Tuition Payment Plan

If you choose to pursue qualified educational opportunities, you can participate in the Tuition Payment Plan. Details will be provided upon request.

Employment Requirements

The offer of employment described in this letter is contingent upon:

•	Successful completion of a pre-employment drug-screening test and background check.

•	Providing documentary evidence of your identity and eligibility for employment in the United States on a regular, full-time basis. This is done by completing an Employment Eligibility Verification (Form I-9) no later than your first day of work. Information regarding your role in I-9 employment eligibility verification will be e-mailed upon acceptance of this offer.

•	Signing applicable Repayment Agreements

You may reach me at [insert phone number] if you wish to discuss any aspect of this offer. We would appreciate receiving your response no later than [insert date]. When we receive your signed Offer Letter, you will receive an email notification from E-Authorize/Proforma, our background screening partner, with instructions for the next steps in the hiring process.

We hope you’ll decide to join SiteOne Landscape Supply and we look forward to working with you to take our company to even higher heights in the future.

Sincerely,

Offer Accepted: Please print this letter, sign, date and return to [insert HR contact] via email at: [insert email address].

Acceptance Signature	Date

SiteOne’s various benefit and retirement plans are summarized in this letter. The provisions of the plans determine the specific benefits that apply to you. Our compensation and benefit plans permit the company to amend, modify, or terminate the plans at any time. The plans change from time-to-time although termination of these plans is considered unlikely.